EXHIBIT 3.1

CERTIFICATE ELIMINATING REFERENCE
TO
SERIES A CONVERTIBLE PREFERRED STOCK
FROM
CERTIFICATE OF INCORPORATION
OF
PVH CORP.
_______________________

Under Section 151(g) of the
General Corporation Law
______________________

The undersigned, Mark D. Fischer, Senior Vice President of PVH Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in order to eliminate reference to the Series A Convertible Preferred Stock, par value $100 per share (the “Series A Preferred Stock”), from the Certificate of Incorporation of PVH Corp., pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, does hereby certify as follows:
1.           The name of the Company is PVH Corp.

2.           This certificate relates to the “Certificate of Designation of Series A Convertible Preferred Stock of PVH Corp.” filed with the Secretary of State of Delaware on May 5, 2010, which sets forth a resolution adopted by the Company’s Board of Directors providing for the designation, amount, voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock.

3.           The Board of Directors of the Company has adopted the following resolutions:

“WHEREAS, none of the authorized shares of the Company’s Series A Convertible Preferred Stock, par value $100 per share (the “Series A Preferred  Stock”), designated pursuant to the “Certificate of Designation of Series A Convertible Preferred Stock of PVH Corp.” filed with the Secretary of State of Delaware on May 5, 2010, are outstanding; and

WHEREAS, no shares of the Series A Preferred Stock will be issued subject to the aforementioned Certificate of Designation;

NOW, THEREFORE, BE IT:

RESOLVED, that the Series A Preferred Stock be, and hereby is, eliminated;

RESOLVED, that in connection with the foregoing, a certificate of elimination, in appropriate form and substance as advised by counsel, be filed with the Secretary of State of Delaware pursuant to Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Company's Certificate of Incorporation all references to the Series A Preferred Stock;

RESOLVED, that each of the appropriate officers of the Company be, and each of them hereby is, authorized, empowered and directed to execute, deliver, certify and file, on behalf and in the name of the Company, said certificate of elimination for the purpose of eliminating from the Company's Certificate of Incorporation all references to the Series A Preferred Stock;”

4.           The Company’s Certificate of Incorporation is hereby amended to eliminate all references to the Series A Preferred Stock.

IN WITNESS WHEREOF, the undersigned has signed this Certificate and affirms under the penalties of perjury that the statements made herein are true, this 2nd day of May, 2013.

/s/ Mark D. Fischer
Mark D. Fischer, Senior Vice President

ATTEST:

/s/ Jeffrey S. Hellman
Jeffrey S. Hellman, Assistant Secretary